EXHIBIT 10.1
Edward H. Murphy
Chief Executive Officer
IZEA Worldwide, Inc.
480 N. Orlando Ave., Ste. 200
Winter Park, FL. 32789

April 20, 2020

Dear Ted,

This memorandum shall reflect the understanding between you (the “Executive”) and IZEA Worldwide, Inc. (the “Corporation”) to make certain temporary modifications to your Employment Agreement (dated effective April 21, 2019) and to waive enforcement of any provisions in your Employment Agreement that would contradict the terms reflected below. However, all other terms and conditions of your Employment Agreement remain unchanged. Executive consents and agrees to this Modification and represents that the reduction in salary is not a breach of the Employment Agreement.

As part of temporary salary and wage reductions being implemented with regard to employees of the Corporation, in light of the adverse economic conditions caused by the COVID-19 pandemic, the Executive agrees to a 21% reduction in base salary from $254,898 per year to $201,369.42 per year. This salary reduction, approved by the Corporation’s Compensation Committee on April 20, 2020, are effective as of April 6, 2020 until the earlier of December 31, 2020 or until the Corporation restores normal payroll rates to the majority of its employees. No other compensation, bonuses, or benefits (such as those in Schedules A and B) are affected by this change. Further, this change does not affect salary earned prior to April 6, 2020.

For the Corporation:                      For the Executive:
By: /s/ LeAnn Hitchcock                  By: /s/ Edward H. Murphy
LeAnn Hitchcock                        Edward H. Murphy
Chief Financial Officer                    Chief Executive Officer
IZEA Worldwide, Inc.                     IZEA Worldwide, Inc